EXHIBIT 4.3

EXECUTION COPY

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 to the Rights Agreement (this “Amendment”), dated as of March 9, 2009, by and between Rohm and Haas Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., formerly known as EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated as of October 26, 2000 (the “Rights Agreement”), as amended on July 9, 2008 (the “First Amendment”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement and the First Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof at the direction of the Company, provided, among other things, that the interests of the holders of Rights Certificates are not adversely affected;

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of July 10, 2008, by and among the Company, The Dow Chemical Company (“Buyer”) and Ramses Acquisition Corp (the “Merger Agreement”, and the merger contemplated thereby, the “Merger”);

WHEREAS, it is expected that Buyer will enter into an investment agreement with certain stockholders of the Company commonly known as the Haas Trusts providing for the purchase and sale of perpetual preferred stock and convertible preferred stock of Buyer, and with certain other parties providing for the purchase and sale of perpetual preferred stock of Buyer (the “Investment Agreement”).

WHEREAS, the Board of Directors of the Company has determined and resolved that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below to provide that the execution, delivery and performance of the Investment Agreement and the transactions contemplated thereby will not result in any Person becoming an Acquiring Person or have any triggering effect on the Rights;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
1.	The definition of Acquiring Person in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end of the last sentence thereof:

Notwithstanding anything herein to the contrary, no Person shall be deemed to be an Acquiring Person solely by virtue of (i) the execution, delivery or performance of the Investment Agreement or the transactions contemplated thereby, (ii) the consummation of the transactions contemplated by the Investment Agreement or (iii) the public announcement of any of the foregoing.

2.	The definition of Stock Acquisition Date 1(q) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end of the last sentence thereof:

Notwithstanding anything herein to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the consummation of the transactions contemplated by the Investment Agreement or (iii) the public announcement of any of the foregoing.

3.	Section 1 of the Rights Agreement is hereby further amended and supplemented to add the following definitions in the appropriate alphabetical locations:

“Investment Agreement” shall have the meaning set forth in the Second Amendment to this Agreement.

4.	Section 3(a) is hereby amended and supplemented to add the following sentence at the end of the first paragraph:

Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the consummation of the transactions contemplated by the Investment Agreement or (iii) the public announcement of any of the foregoing.

5.	Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as a new Section 3(c):

Nothing herein shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the consummation of the transactions contemplated by the Investment Agreement or (iii) the public announcement of any of the foregoing.

6.	[RESERVED]

7.	Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end of that section:

Notwithstanding anything contained herein to the contrary, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Investment Agreement, (iii) the consummation of the transactions contemplated by the Investment Agreement or (iii) the public announcement of any of the foregoing.

8.	Section 13 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 13(f):

“Notwithstanding anything to the contrary contained herein, the provisions of Section 13 of this Agreement shall be deemed not to apply to the transactions contemplated by the Investment Agreement.”

9.	Section 30 is hereby amended and supplemented by adding the following sentence at the end thereof:

Nothing herein shall be construed to give any holder of Rights Certificates or any other Person any legal or equitable rights, remedies or claims whatsoever hereunder as a result of or in connection with (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the consummation of any of the transactions contemplated by the Investment Agreement or (iii) the announcement of any of the foregoing.

10.	[RESERVED]

11.	This amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

12.

This Amendment shall be deemed effective from and after the date the Investment Agreement is entered into, and the Company shall promptly notify the Rights Agent of same. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

13.

If for any reason the Investment Agreement is terminated pursuant to its terms, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment, and the Company shall promptly notify the Rights Agent of same; provided however that this Section 13 shall not retroactively eliminate the effect of this Amendment to the extent applicable to the period prior to such termination.

14.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. This Amendment may be executed in any number of counterparts, each of which shall be an original which shall constitute one and the same document.

15.

For purposes of clarification, nothing in this Amendment shall be deemed to permit any acquisition of shares of the Company by Buyer or any of its affiliates other than immediately prior to, or at, the consummation of the Merger.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

ROHM AND HAAS COMPANY
By:	/s/ Robert A. Lonergan
Name:	Robert A. Lonergan
Title:	Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Tyler Haynes
Name:	Tyler Haynes
Title:	Manager